Larkin Point Investment Advisors LLC

Code of Ethics

Effective August 21, 2013

TABLE OF CONTENTS

1	CODE OF ETHICS	4
1.1	STATEMENT OF GENERAL POLICY FOR CODE OF ETHICS	4
1.2	DEFINITIONS FOR CODE OF ETHICS	5
1.3	STANDARDS OF BUSINESS CONDUCT	6
1.4	PROHIBITION AGAINST INSIDER TRADING	7
1.4.1	Introduction	7
1.4.2	General Policy Regarding Use of Inside Information	7
1.4.3	What is Material Information?	7
1.4.4	What is Non-Public Information?	8
1.4.5	Identifying Inside Information	8
1.4.6	Contacts with Public Companies, Funds or Other Issuers	9
1.4.7	Tender Offers	9
1.5	PERSONAL SECURITIES TRANSACTIONS	10
1.5.1	General Policy Regarding Personal Securities Transactions	10
1.5.2	Pre-Clearance Requirements	10
1.5.3	Reporting Requirements	10
1.5.4	Initial and Annual Holdings Reports and Quarterly Transaction Reports	11
1.5.5	Exempt Transactions	12
1.5.6	Monitoring and Review of Personal Securities Transactions	12
1.6	GIFTS AND ENTERTAINMENT	13
1.6.1	Gift Policy	13
1.6.2	Entertainment Policy	13
1.7	PROTECTING THE CONFIDENTIALITY OF CLIENT INFORMATION	14
1.7.1	Regulation S-P.	14
1.7.2	Privacy Notice	14
1.7.3	Confidential Client Information	15
1.7.4	Non-Disclosure of Confidential Client Information	15
1.7.5	Responsibilities of Supervised Persons Regarding Client Information	15
1.7.6	Security of Confidential Client Information	16
1.7.7	Security Breach	16
1.7.8	Document Disposal	16
1.7.9	Inadvertent Document Display	17
1.7.10	Enforcement and Review of Confidentiality and Privacy Policies	17
1.8	TWO ROADS SHARED TRUST PRIVACY POLICY	17
1.9	OUTSIDE BUSINESS ACTIVITIES	18
1.9.1	Approval to Engage in Investment-Related Outside Business Activities	18
1.9.2	Reporting Certain Types of Outside Activity	18
1.9.3	Prohibited Activities	19
1.10	SERVICE AS AN OFFICER OR DIRECTOR	19
1.11	POLITICAL CONTRIBUTIONS	20
1.11.1	New Employee Reporting Requirement	20
1.12	RECORDS	21
1.13	REPORTING VIOLATIONS OF THE CODE OF ETHICS AND SANCTIONS	22
1.13.1	Whistleblower and Anti-Retaliation Policy	22
1.13.2	Anti- retaliation	23
1.14	CERTIFICATION PROCEDURES	23
1.14.1	initial Certification	23
1.14.2	Acknowledgment of Amendments	23
1.14.3	Annual Certification	23
1.14.4	Further Information	23

CODE OF ETHICS

1.1

STATEMENT OF GENERAL POLICY FOR CODE OF ETHICS

This Code of Ethics (the “Code”) has been adopted by LPIA and is designed to comply with

Rule 204A-1 under the Advisers Act, and Rule 17j-1 under the 1940 Act, and applicable  state laws and regulations, including,  without  limitation, the laws of the State of New Jersey. Rule

204A-1 under the Advisers Act requires all investment advisors registered with the SEC to adopt codes of ethics that set forth standards of conduct and require compliance with federal securities laws.  In addition,  Rule 17j-1 under the 1940 Act requires advisers to registered investment companies to each adopt and administer a written code of ethics that sets forth standards of conduct and requires compliance with applicable  federal securities laws.  The CCO will ensure that LPIA complies with the applicable  provisions of Rule 204A-1 and Rule 17j-1.

This Code establishes rules of conduct for all supervised persons of LPIA and is designed to, among other things, govern personal securities trading activities in the accounts of supervised persons, immediate  family/household accounts and accounts in which a supervised person has a beneficial interest. The Code is based upon the principle  that LPIA and its supervised persons owe a fiduciary duty to LPIA clients to conduct their affairs, including  their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position  within LPIA and (iii) any actual or potential  conflicts of interest or any abuse of their position  of trust and responsibility.

This Code is intended  to reflect fiduciary principles that govern the conduct of LPIA and its supervised persons in those situations where LPIA acts as an investment adviser as defined under the Advisers Act (and the rules of the State of New Jersey). The purpose of the Code is to preclude activities, which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation  of LPIA continues to be a direct reflection  of the conduct of each supervised person.

Pursuant to Section 206 of the Advisers Act and/or Rule 17j-1(b) of the 1940 Act, both LPIA and its supervised persons are prohibited from engaging  in fraudulent, deceptive  or manipulative conduct. Compliance with this section involves more than acting with honesty and good  faith alone. It means that LPIA has an affirmative duty of utmost good  faith to act solely in the best interest of its advisory clients.

LPIA and its supervised persons are subject to the following  specific fiduciary obligations when dealing with clients:

•  The duty to have a reasonable, independent basis for the investment advice provided;

•  The duty to obtain best execution for a client’s transactions where LPIA is in a position  to direct brokerage transactions for the client;

•  The duty to ensure that investment advice is suitable to meeting  the client’s individual objectives, needs and circumstances; and

•  A duty to be loyal to clients.

In meeting its fiduciary responsibilities  to its clients, LPIA expects every supervised person to demonstrate  the highest standards of ethical conduct for continued  employment with LPIA.

Strict compliance with the provisions of the Code shall be considered a basic condition  of employment with LPIA. Supervised persons are urged to seek the advice of the CCO for any questions about the Code or the application  of the Code to their individual circumstances. Supervised persons should also understand that a material breach of the provisions of the Code may constitute  grounds for disciplinary action, including  termination  of employment with LPIA.

ALL SUPERVISED PERSONS ARE RESPONSIBLE FOR, AND  HAVE AGREED AS A REQUIREMENT OF THEIR  EMPLOYMENT, TO REVIEW, BE FAMILIAR  WITH, AND  COMPLY WITH THIS CODE.  SUPERVISED PERSONS MUST COMPLY WITH ALL OF THE LAWS, RULES AND REGULATIONS  APPLICABLE TO THE BUSINESS IN WHICH THEY ENGAGE, INCLUDING AMONG OTHERS, SECURITIES AND OTHER FEDERAL, STATE AND LOCAL LAWS.

Although  not expected to know the details of each law governing  our business activities, each supervised person is expected to be familiar with and comply with LPIA wide policies and procedures, as they apply to his or her business responsibilities  and, when in doubt,  to seek advice from the CEO, CCO or other appropriate personnel.

The provisions of the Code are not all-inclusive. Rather, they are intended  as a guide for supervised persons in their conduct. In those situations where a supervised person may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the CCO. The CCO may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised.  All questions arising in connection  with personal securities trading should be resolved in favor of the client even at the expense of the interests of supervised persons.

1.2

DEFINITIONS FOR CODE OF ETHICS

For the purposes of this Code, the following  definitions  shall apply:

•  “Access person” means any supervised person who:

1.   Has access to non-public  information  regarding  any client’s purchase or sale of securities, or non-public  information  regarding  the portfolio holdings of any fund the adviser or its control affiliates manage; or

2.   Is involved in making securities recommendations to clients that are not public.

A supervised person who has access to non-public  information  regarding  the portfolio holdings of affiliated mutual funds, if any, is also an access person.

•  “Account” means accounts of any access person and includes accounts of the access person’s immediate  family members (any relative by blood  or marriage living in the supervised person’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the supervised person has beneficial interest or exercises investment discretion.

•  “Beneficial  ownership” shall be interpreted in the same manner as it would be under

Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

•   “Reportable Fund” includes any fund for which you serve as an investment adviser as defined in Section 2(a)(20) of the Investment Company Act of 1940.

• Reportable security” means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include:

3.   Direct Obligations of the United States Government;

4.   Open-end  investment company shares, including  money market mutual funds, that are not Reportable Funds;

5.   Banker’s acceptances, bank certificate of deposits, commercial paper and high- quality short-term debt instruments, including  repurchase agreements;

6.   Interests in variable insurance products or variable annuities, whether affiliated or unaffiliated;  and

7.   Interests in any account where the adviser or any supervised person has no direct or indirect influence or control.

1.3

STANDARDS OF BUSINESS CONDUCT

LPIA places the highest priority on maintaining  its reputation  for integrity  and professionalism. That reputation  is a vital business asset. The confidence and trust placed in LPIA and its supervised persons by our clients is something we value and endeavor to protect.  The following  standards of business conduct set forth policies and procedures to achieve these goals.

This Code is intended  to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with the various applicable  provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable  rules and regulations adopted  by the SEC and state regulatory authorities such as the New Jersey Securities Bureau.

Section 204A of the Advisers Act requires the establishment and enforcement  of policies and procedures reasonably designed to prevent the misuse of material, non-public  information by investment advisers. Such policies and procedures are contained in this Code.

Section 17 of the 1940 Act and the rules thereunder require the establishment and enforcement  of policies and procedures reasonably necessary to prevent LPIA and its access persons from engaging  in certain conduct, including  prohibited conduct as set forth in Rule 17j-1.  Provisions in this Code will be interpreted to comply with Section 17 and Rule 17j-1 of the 1940 Act.

The Code also contains policies and procedures with respect to personal securities transactions of all of LPIA’ access persons as defined herein. These procedures cover transactions in a reportable  security in which an access person has a beneficial interest or accounts over which the access person exercises control as well as transactions by members of the access person’s immediate  family.

Section 206 of the Advisers Act makes it unlawful for LPIA or its agents or supervised persons to employ any device, scheme or artifice to defraud any client or prospective  client, or to engage in fraudulent, deceptive  or manipulative  practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably necessary to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

1.4

PROHIBITION AGAINST INSIDER TRADING

1.4.1

Introduction

Trading securities while in possession of material, non-public  information,  or improperly communicating that information  to others may expose supervised persons and LPIA to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through  the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. In addition,  violators may be subject to state level sanctions.  Finally, supervised persons and LPIA may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information  handling by supervised persons of LPIA and their immediate  family members.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application  of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify the CCO immediately  if you have any reason to believe that a violation of this Code has occurred or is about to occur. In the absence of CCO, contact the CEO immediately.

1.4.2

General Policy Regarding Use of Inside Information

Improper  use of inside information  when conducting  any securities transaction is a serious violation of securities laws and will not be tolerated.  Any person having access to material, non- public information  will violate anti-fraud provisions of the federal securities laws by effecting transactions or communicating such information  for the purpose of effecting  transactions in such securities without  public disclosure of the information.

SUPERVISED PERSONS WILL NOT PURCHASE OR SELL A SECURITY, EITHER PERSONALLY OR ON BEHALF OF OTHERS, WHILE IN THE Possession OF MATERIAL, NON - PUBLIC INFORMATION .

SUPERVISED PERSONS  ARE ALSO FORBIDDEN TO  COMMUNICATE MATERIAL, NON -PUBLIC INFORMATION  TO  OTHERS  IN  VIOLATION  OF THE LAW. THIS  POLICY APPLIES  TO  ALL SUPERVISED PERSONS  AND EXTENDS TO  ACTIVITIES WITHIN  AND OUTSIDE OF THEIR DUTIES WITH LPIA .

1.4.3

What is Material Information?

Information  is material where there is a substantial likelihood  that a reasonable investor would consider it important  in making his or her investment decisions. Generally, this includes any information  the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine  when information  is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information  is material to the CCO.

Material information  often relates to a company’s (or fund or other publicly traded entity) results and operations, including,  for example, dividend  changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments. Material information  may also relate to proposed  trades or trading positions of significant shareholders with or involving a publicly held entity.

Material information  also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Pre- publication information  regarding  reports in the financial press also may be material. You should also be aware that the term “material non-public  information” relates not only to issuers but may also relate to LPIA’s securities recommendations and securities holdings and transactions.

1.4.4

What is Non-Public Information?

Information  is “public” when it has been disseminated broadly to investors in the marketplace. For example, information  is public after it has become available to the general public through  the internet, general media outlets, SEC filings or some other publication of general circulation, and after sufficient time has passed so that the information  has been disseminated widely.

1.4.5

Identifying  Inside Information

Before executing any trade for yourself or others, including  client accounts, you must determine  whether you may have access to material, non-public  information.  If you think that you might have access to material, non-public  information,  you should take the following  steps:

1.   REPORT THE  INFORMATION AND ANY PROPOSED  TRADE IMMEDIATELY TO THE CCO.

2.   DO  NOT PURCHASE OR SELL THE SECURITIES  ON BEHALF OF YOURSELF OR OTHERS, INCLUDING CLIENT ACCOUNTS  MANAGED BY LPIA.

3.   DO  NOT COMMUNICATE THE INFORMATION  INSIDE OR OUTSIDE LPI A, OTHER  THAN TO THE CCO, OR THE CEO IN THE CCO’S  ABSENCE.

4.   AFTER THE CCO HAS REVIEWED THE ISSUE, LPI A WILL DETERMINE WHE THER THE INFORMATION  IS MATERIAL AND NON- PUBLIC AND, IF SO, WHAT ACTION  LPI A WILL TAKE .

You should consult with the CCO before taking any action. This high degree of caution will protect  you, our clients and LPIA.

1.4.6

Contacts with Public Companies, Funds or Other Issuers

Contacts with public companies, managers or advisors to funds (including exchange traded funds) may represent an important part of our research efforts. LPIA may make investment decisions on the basis of conclusions formed through  such contacts and analysis of publicly available information.  Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of LPIA or other person subject to this Code becomes aware of material, non-public  information.  This could happen, for example, if an issuer’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors or a fund’s advisors selectively discloses trading activity. In such situations, LPIA must make a judgment  as to its further conduct. To protect  yourself, clients and LPIA, you should contact the CCO immediately if you believe you may have received material, non-public  information.

1.4.7

Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention  (and produces a disproportionate percentage  of insider trading cases). Second, the

SEC has adopted  a rule which expressly forbids trading and “tipping” while in the possession of material, non-public  information  regarding  a tender offer received from a tender offeror, the target company or anyone acting on behalf of either. Supervised persons of LPIA and others subject to this Code should exercise extreme caution any time they become aware of non-public information  relating to a tender offer.

Restricted Lists

Although  LPIA does not typically expect to receive confidential  information  from companies or other interested parties with respect to which LPIA has established a put or call or other future or hedging  position,  it may, if it receives such information,  take appropriate procedures to add such securities to its restricted list in certain securities.

Access persons are prohibited from personally, or on behalf of a client, purchasing or selling securities during any period that the issuers of such securities are listed on the restricted list. Securities issued by companies about which a number of supervised persons are expected to regularly have material, non-public  information  should generally be placed on the restricted list.

1.5

PERSONAL SECURITIES TRANSACTIONS

1.5.1

General Policy Regarding Personal Securities Transactions

LPIA has adopted the following  principles governing  investment activities by LPIA supervised persons:

•  The interests of client accounts will at all times be placed first;

•  All personal securities transactions will be conducted  in such a manner as to avoid any actual or potential  conflict of interest or any abuse of an individual’s position  of trust and responsibility;  and

•  Access persons must not take inappropriate advantage of their positions.

Access persons are prohibited from using non-public  information  regarding  LPIA portfolio holdings, model changes, or client transactions for their personal benefit. Specifically, access persons are prohibited from using advance knowledge  to trade ahead of or otherwise benefit from such knowledge.

1.5.2

Pre-Clearance Requirements

Participation in IPOs: No access person shall acquire beneficial ownership of any securities in an initial public offering for his/her Account, as defined herein, without  the prior written approval of the CCO who has been provided  with full details of the proposed  transaction (including written certification  that the investment opportunity did not arise by virtue of the access person’s activities on behalf of a client) and, if approved,  will be subject to continuous monitoring for possible future conflicts.

Participation in Private Offerings: No access person shall acquire beneficial ownership of any securities in a private offering for his/her Account, as defined herein, without  the prior written approval of the CCO who has been provided  with full details of the proposed transaction (including written certification  that the investment opportunity did not arise by virtue of the access person’s activities on behalf of a client) and, if approved,  will be subject to continuous monitoring for possible future conflicts.

Investing in ETFs and Client Holdings List:  LPIA maintains a list of securities, including, without  limitations,  puts, calls, options, and exchange traded funds (“ETFs”), in which LPIA or its clients maintain positions; this list is known as the Client Holdings List. Access persons are required to receive written approval from the CCO prior to buying or selling ETFs and any other securities on the Client Holdings List.

Advance trade clearance in no way waives or absolves any access person of the obligation to abide by the provisions, principles and objectives of this Code. The CCO monitors all transactions by all access persons in order to ascertain any pattern of conduct which may evidence conflicts (or potential  conflicts) with the principles and objectives of the Code, including  a pattern of front-running.

1.5.3

Reporting Requirements

Every access person shall provide initial and annual holding  reports and quarterly transaction reports to the CCO that must contain the information  described below. LPIA typically utilizes Compliance 11 to obtain these reports. Where the CCO is unable to obtain holdings and transaction information  from Compliance 11, access persons must arrange for all brokerage firms holding  their accounts to send automatic duplicate  brokerage account statements and trade confirmations of all securities transactions to the attention  of the CCO.

In a situation where an access person has a beneficial interest or transacts in a reportable security that is not held at a brokerage account (e.g., holding  physical stock certificates,

investing in a private fund, etc.), the access person is reminded  that he or she must, with respect to any such reportable  security, provide initial and annual holding  reports and quarterly transaction reports to the CCO.

The CCO will review all holdings and transactions reports and document  this review.

1.5.4

Initial and Annual Holdings Reports and Quarterly Transaction Reports

INITIAL  HOLDINGS  REPORT: UNLESS  OTHERWISE PROVIDED BY COMPLIANCE 11, EVERY ACCESS PERSON MUST, NO LATER THAN TEN (10) DAYS AFTER THE PERSON BECOMES AND  ACCESS PERSON, FILE A REPORT CONTAINING THE INFORMATION BELOW WITH RESPECT  TO HOLDINGS  IN ALL REPORTABLE SECURITIES IN WHICH THE ACCESS PERSON HAD ANY DIRECTOR  INDIRECT BENEFICIAL OWNERS HIP.

Note that the information  must be current as of a date no more than 45 days prior to the date the person becomes an access person.

•  The title and type of security, and as applicable  the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable  security in which the access person has any direct or indirect beneficial ownership;

•  The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person's direct or indirect benefit; and

•  The date the access person submits the report.

ANNUAL HOLDINGS  REPORT: UNLESS  OTHERWISE  PROVIDED  BY  COMPLIANCE  11, EVERY  ACCESS PERSON  MUST,  AT  LEAST  ONCE  EACH  12- MONTH  PERIOD,  FILE  A  REPORT CONTAINING THE INFORMATION BELOW WITH RESPECT  TO HOLDINGS IN ALL REPORTABLE SECURITIES IN WHICH THE ACCESS PERSON HAD ANY DIRECTOR  INDIRECT BENEFICIAL OWNERSHIP.

Note that the information  must be current as of a date no more than 45 days prior to the date the person becomes an access person.

•  The title and type of security, and as applicable  the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable  security in which the access person has any direct or indirect beneficial ownership;

•  The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person's direct or indirect benefit; and

•  The date the access person submits the report.

U NLE S S  O T H E R W I S E P R O V IDE D B Y C OMP L I A N C E 11, EVERY A C C ESS PERSON MUS T , NO  LAT E R  T H A N  T H I R T Y (30)  DAY S  A F T E R  T HE E ND O F EAC H Q UART E R , FIL E A Q U A RTERLY TRAN SAC TIO N  REPORT C ONT A I N I N G T H E F OLL OWING  INF O R M A T ION  W ITH RESPECT  TO A N Y TRAN SAC TIO N  D U RIN G T HE Q UART E R  I N  A R E P O RTABLE  SECU RITY I N  W HICH T HE ACCES S PERSON H A D A N Y D I RECT O R  I N D I RECT B ENEFICIAL O W N E R S HIP :

•  The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each reportable  security;

•  The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•  The price of the reportable  security at which the transaction was effected;

•  The name of the broker, dealer or bank with or through  whom the transaction was effected; and

•  The date the access person submits the report.

1.5.5

Exempt Transactions

An access person need  NOT submit:

•  A report with respect to transactions effected for, or securities held in, any account over which the person has no direct or indirect influence or control;

•  A report with respect to transactions effected pursuant to an automatic investment plan;

1.5.6

Monitoring and Review of Personal Securities Transactions

The CCO, or a designee, will monitor  and review all reports required under the Code for compliance with LPIA’s policies regarding  personal securities transactions and applicable  SEC rules and regulations, in addition  to any State or SRO regulations. The CCO may also initiate inquiries of access persons regarding  personal securities trading. Access persons are required to cooperate  with such inquiries and any monitoring or review procedures employed  by LPIA. Any transactions for any accounts of the CCO will be reviewed and approved  by the CEO. The CCO shall at least annually identify all access persons who are required to file reports pursuant to the Code and will inform such access persons of their reporting obligations.

1.6

GIFTS AND ENTERTAINMENT

LPIA and its supervised persons should not accept gifts, favors, or other things of value that could influence its decision-making  or make it feel beholden  to a third party. LPIA and its supervised persons should also not offer gifts, favors, or other things of value that could be viewed as overly generous or aimed at influencing  decision-making  or making a third party feel beholden  to LPIA.

The term “gift” includes the giving or receipt of gratuities, merchandise, service, and the enjoyment or use of property  or facilities for personal use.  The term “gift” includes meals, tickets to events and other entertainment that does not qualify as “business entertainment.”

“Business entertainment” is considered part of a business relationship and occurs when LPIA’s supervised person is in the presence of a third party (either when the third party is being entertained  by the supervised person or vice versa).  If LPIA’s supervised person and the third party contact do not both plan to be present, the item will be considered a gift.

1.6.1

Gift Policy

•  Annual Limit: Supervised persons are permitted to give gifts to a third party, or accept gifts from a third party, so long as their aggregate  annual value does not exceed the equivalent of $100 USD. To determine  an item’s value, supervised persons should use the higher of cost, face, or market value (i.e., what it would cost to purchase on the open market).

•  Holiday Exception: During the “holiday season” (defined as the third Thursday in November  through January 5th of the following  year) it may be customary for persons or entities with which LPIA conducts business to send various food items (including wine) to firms and its supervised persons.  It is not necessary to report such food items during the holiday season or include their value in the annual limit.

•  Personal Relationships: Gifts offered or received in connection  with a bona fide personal relationship are excluded from this policy (e.g., personal gift given in recognition of a life event, such as a baby or wedding  gift, etc.).

•  Cash: Under no circumstances should cash or cash equivalents (e.g., gift certificates, etc.) be given to or accepted from a third party.

•  Exceptions: If a supervised person believes that it is appropriate to give or receive a gift with a value exceeding the $100 USD annual limit, he or she must obtain written approval from the CCO before (whenever feasible) the gift is given or received.

1.6.2

Entertainment  Policy

•  Acceptable  Entertainment:  Entertainment  involving personnel associated with third parties may only be used to foster and promote  business relationships. Supervised persons may attend business meals, business related conferences, sporting  events and other entertainment events at the expense of the giver, so long as the expense is reasonable and both the supervised person(s) and the giver are present. Such entertainment may also be provided  by LPIA’s supervised persons.

•  Travel: Supervised persons may not accept or offer air transportation, hotel or other accommodations  without  obtaining  prior written approval from the CCO.

•  Reporting: Business entertainment given to or received from a third party must be reported  if the aggregate  annual value of such entertainment exceeds the equivalent of $500 USD.

•  Personal Relationships: Entertainment  offered or received in connection  with a bona fide personal relationship is excluded from this policy (e.g., dinner at the home of a long-time personal friend).

1.7

PROTECTING THE CONFIDENTIALITY  OF CLIENT INFORMATION

1.7.1

Regulation S-P

As a registered investment adviser, LPIA and all supervised persons, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the “non-public personal information” of natural person clients. “Non-public information”, under Regulation S-P, includes personally identifiable financial information  and any list, description  or grouping that is derived from personally identifiable financial information.  Personally identifiable financial information  is defined to include information  resulting from transactions and any information  obtained  in providing products or services. Pursuant to Regulation S-P, LPIA has adopted policies and procedures to safeguard the information  of natural person clients.

LPIA is also is required to provide “clear and conspicuous” notices reflecting  its privacy policies and procedures to a natural person client initially at the time a relationship is established and annually thereafter. The initial notice must be provided  at the time such client enters into an investment management agreement.

1.7.2

Privacy Notice

LPIA’s Privacy Notice will include, at a minimum, the following:

1.   A general description  of its policies and procedures to protect  the confidentiality, security and integrity  of customers’ non-public  personal information;

2.   Categories of customers non-public  personal information  collected;

3.   Categories of customers non-public  personal information  disclosed;

4.   If applicable,  categories of affiliates or non-affiliated third parties that may receive the information;  and

5.   If applicable,  an explanation of a customer’s right to opt out and the method  used to exercise that right.

In certain circumstances, LPIA is permitted to share client non-public  personal information with nonaffiliated  third parties without providing the client notice of and an opportunity to opt out. Such circumstances include sharing information:

1.   With a non-affiliate  if necessary to effect, administer, or enforce a transaction that a client requests or authorizes.

2.   In connection with processing or servicing a financial product  or service a client authorizes.

3.   In connection with maintaining  or servicing the customer’s account with the institution. Under these exceptions, LPIA does not need to provide the client the opportunity to opt out before sharing the client’s nonpublic  personal information.

The CCO will be responsible for training supervised persons and making sure everyone is aware of and complies with LPIA’s privacy policies and procedures. The CCO is also responsible for maintaining  a Privacy Notice for natural person clients and all required records pertaining  to such document.  Client Services will be responsible for ensuring that all natural person clients receive the initial delivery and annual delivery of respective Privacy Notices.

1.7.3

Confidential  Client Information

In the course of investment advisory activities of LPIA, LPIA gains access to non-public information  about its clients. Such information  may include a person’s status as a client, personal financial and account information,  the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information  relating to services performed  for or transactions entered into on behalf of clients, and data or analyses derived from such non-public  personal information  (collectively referred to as “Confidential Client Information”).

A LL C ONF I D E N T I A L C LIE N T I NFO R M A T I O N , WHE T H E R  R E L A T I N G T O  LPI A CURR E N T O R FORMER C L I ENTS, IS S U B J E C T T O  T H E C ODE ’ S  POL I C I ES A N D PROC E DUR E S . A NY DOU B T S ABO UT T HE CON F I D E N T I ALI T Y O F I N F O R M ATI O N MUS T B E R E S O L V E D I N  FAV O R  O F CON F I DEN T I ALI T Y .

1.7.4

Non-Disclosure of Confidential  Client Information

All information  regarding  LPIA clients is confidential.  Information  may only be disclosed when the disclosure is consistent with LPIA policy and the client’s direction.  LPIA does not share Confidential  Client Information  with any third parties, except in the following  circumstances:

•  As necessary to provide services that the client requested or authorized, or to maintain and service the client’s account. LPIA will require that any financial intermediary,  agent or other service provider utilized by LPIA (such as broker-dealers or sub-advisers) comply with substantially similar standards for the non-disclosure and protection of Confidential  Client Information  and use of information  provided  by LPIA only for the performance of the specific service requested by LPIA.

•  As required by regulatory authorities or law enforcement  officials who have jurisdiction over LPIA, or as otherwise required by any applicable  law. In the event LPIA is compelled  to disclose Confidential  Client Information,  LPIA shall, to the extent permitted by applicable law, provide prompt  notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective  order or other appropriate remedy is obtained,  LPIA shall disclose only such information,  and only in such detail, as is legally required.

•  To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

1.7.5

Responsibilities of Supervised Persons Regarding Confidential  Client Information

A LL S U P E R V I S E D P E RSON S  A RE PROH I BITED, EITHER D U RIN G O R  A FTER THE TERMI N A TIO N  O F THEIR  EMPLO YMENT W I TH LPI A , FROM D I SCL O SIN G C ONF I D E N T I A L C LIE N T I NFO R M A T I O N  T O  A NY P E RSON O R ENTITY  O U TSIDE LPI A , INC L U D ING F A M ILY MEMBE R S , EXCEPT U N D ER THE C I R CUMS T ANCES DES CRI B E D ABO V E .

A supervised person is permitted to disclose Confidential  Client Information  only to such other supervised persons who need to have access to such information  to deliver LPIA services to the client.

A supervised person, upon termination  of their employment with LPIA, must return all copies in their possession of documents containing  Confidential  Client Information  to LPIA.

Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including  possible termination,  whether or not he or she benefitted from the disclosed information.

1.7.6

Security of Confidential  Client Information

LPIA enforces the following  policies and procedures to protect  the security of Confidential Client Information:

•  LPIA restricts access to Confidential  Client Information  to those access persons who need to know such information  to provide LPIA’s services to clients;

•  Any supervised person who is authorized to have access to Confidential  Client Information  in connection  with the performance of such person’s duties and responsibilities is required to keep such information  in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

•  All electronic or computer  files containing  any Confidential  Client Information  shall be password secured and firewall protected from access by unauthorized persons;

•  Any conversations involving Confidential  Client Information,  if appropriate at all, must be conducted  by supervised persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

1.7.7

Security Breach

Supervised Persons should report any suspicious or unauthorized use of client information to the CCO. The CCO will be responsible for conducting  a reasonable investigation  to determine  whether a security breach occurred and the likelihood  of the information  being misused.

In the event of a security breach, LPIA will assess the breach and identify which systems and the types of information  that were compromised.  LPIA will then take steps to contain and control the breach and to prevent further unauthorized access or use. LPIA will also, if required, provide notice of the breach to clients, the SEC, or the proper state securities authority.

The CCO will prepare and archive a report of each security breach including  when the breach occurred, the information  stolen, and an explanation of the steps taken to prevent a reoccurrence of the breach.

1.7.8

Document Disposal

Consistent with LPIA’s goal of safeguarding client non-public  personal information,  LPIA has established a policy to specifically address the methods by which such information  will be properly  disposed. It is LPIA’s policy to undertake reasonable measures to protect  the unauthorized  access or use of client non-public  personal information  in connection  with its disposal. To that end, LPIA has established the following  procedures relative to the disposal of client information:

•  All hard copy records containing  client information  shall be transferred to a format that cannot practicably be read or reconstructed  (e.g., through  burning, pulverizing or shredding of papers, etc.).

•  All client information  stored on electronic media shall be erased such that the information  cannot practicably be read or reconstructed.

•  Whenever LPIA engages a third-party  service provider for assistance with client information  disposal procedures, or enters into a business relationship with a third-party service provider that is engaged in the business of record destruction,  the CCO shall perform due diligence  relative to the service provider’s privacy policies and procedures.

•  All unnecessary documents containing  information  that could reasonably be used to identify a client, employee or vendor, irrespective of source, use, or content shall be disposed of using clearly marked shredding receptacles.

This disposal policy is a necessary component of LPIA’s safeguarding rule established pursuant to Regulation S-P. Any questions pertaining  to the safeguard, destruction,  or retention of client information  should be directed  to LPIA’s CCO prior to any action being taken which may result in violation.

1.7.9

Inadvertent Document Display

It is important to keep confidential  documents from being inadvertently  seen by visitors to the office. Client documents must not be left unattended  in public areas, such as on the fax machine, in printer trays, on counter tops or filing cabinets, or in conference rooms. Care should also be taken to clear desks and workspaces of client information  when not in use, or when visitors are expected.

1.7.10    Enforcement and Review of Confidentiality and Privacy Policies

The CCO is responsible for reviewing, maintaining  and enforcing LPIA’s confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exceptions to this policy require the prior written approval of the CCO.

1.8

TWO ROADS SHARED TRUST PRIVACY POLICY

This manual hereby incorporates the Trust Privacy Policy as it pertains to LPIA’s role as adviser to Registered Funds. The Two Roads Trust Policies and Procedures manual is available to any supervised person upon request. Any suspected violation of Trust Privacy Policy or LPIA’s privacy policy must be reported  immediately  to the CCO.

1.9

OUTSIDE BUSINESS ACTIVITIES

1.9.1

Approval to Engage in Investment-Related Outside Business Activities

Employment  in an investment-related outside business activity may result in a conflict of interest with LPIA and therefore must be reviewed and approved  by the CCO prior to the supervised person engaging  in that outside activity.

Before engaging  in an investment-related outside business activity, supervised persons must provide the Chief Compliance Officer with the following  information:

1.   The supervised person’s name;

2.   Name of the other business or organization;

3.   Address of the other activity;

4.   Nature of the other activity;

5.   Position, title, or relationship with the other activity;

6.   Start date of the relationship;

7.   Approximate number of hours per month devoted  to the other activity;

8.   Number of hours devoted  during securities trading hours, and;

9.   Brief description  of the responsibilities  of the outside activity.

Certain outside business activities of investment adviser representatives must be disclosed on that person’s U4. In addition,  certain outside business activities must also be reported  on LPIA’s Form ADV. LPIA maintains final discretion to approve or reject all outside business activities.

1.9.2

 Reporting Certain Types of Outside Activity

T HE F O L L O W I N G ACTI V I T IES  M U S T B E REPORTED BY A SUPERVISE D P E R S O N  T O  T H E CCO PRIO R  TO ENG A G I N G I N  THE A C TIVITY:

•  Being employed  or compensated  by any other entity;

•  Being active in any other business including  part-time,  evening or weekend employment;

•  Serving as an officer, director, partner, or some other similar capacity for any other entity;

•  Ownership interest in any non-publicly  traded company or other private investments; or

•  Any public speaking or writing activities that are conducted  outside of a supervised person’s employment or responsibilities  with LPIA.

S UPE R V I S E D P E R S O N S  ARE REQU I RED TO SIG N  A ND R E T U R N  A N  A NNUA L C OMP L I A N C E P ROG RAM C ERTIFIC A TIO N  FORM TO THE CCO THA T I N C L U D ES THE SUPERVISED PERSON ’ S ATT E S T ATI O N  R E G ARD I N G T H E E X I S T E NCE O F A NY O U T S I DE B U S I NES S  ACTI V I T I E S .

1.9.3

Prohibited  Activities

THE FOLLOWING OUTSIDE BUSINESS  ACTIVITIES ARE NOT PERMITTED BY LPIA (UNLESS A WRITTEN  EXCEPTION  IS PROVIDED BY THE CCO) .

•  Employment  with another investment adviser.

•  Employment  with a bank.

•  Employment  with a real estate development firm.

•  Employment  with an insurance company.

•  Membership  with an Investment Club.

1.10

SERVICE AS AN OFFICER OR DIRECTOR

No access person shall serve as an Officer or on the Board of Directors of any publicly or privately traded company or ETF or mutual fund (excluding affiliates of LPIA) without  the prior written authorization of both the CCO and the CEO. Approval will be based upon a determination that any such board service or officer position  would be consistent with the interests of LPIA clients. Where board service or an officer position  is approved,  LPIA shall implement  a “Chinese Wall” or other appropriate procedure  to isolate such person from making decisions relating to the securities of the company, ETF or mutual fund and any derivatives related thereto.

1.11   POLITICAL CONTRIBUTIONS

SEC Rule 206(4)-5 under the Advisers Act addresses political contributions by certain investment advisers.

First, the Rule prohibits  an investment adviser from providing advisory services for compensation,  either directly or through  a pooled  investment vehicle, for two years if the investment adviser or certain of its supervised persons have made a political  contribution to an individual in a position  to influence the award of a management contract.

There is a de minimis exception  to this rule which allows for individuals to contribute up to

$350 to a candidate per election if the contributor is allowed to vote for the candidate and up to

$150 per candidate per election if the contributor is not allowed to vote for the candidate

(referred to in this section as the “de minimis amounts”).

Second, the Rule prohibits  investment advisers from paying any third party solicitor, unless the third party solicitor is a regulated  person, such as an SEC registered broker-dealer  or registered investment adviser, who will be subject to similar pay-to-play restrictions, or is an executive officer, general partner, managing member (or, in each case, a person with a similar status or function), or employee of the investment adviser.

Finally, the Rule prohibits  an investment adviser and certain of its supervised persons from soliciting or coordinating any person or political  action committee  to make a contribution to an official of a government  entity to which the investment adviser is providing or seeking to provide investment advisory services or payment to a political  party of a state or locality where the investment adviser is providing or seeking to provide investment advisory services to a government  entity.

1.11.1    New Employee Reporting Requirement

S UPE R V I S E D P ERSON S  W I L L PROV I D E A L I S T O F A N Y POL I TIC A L C ONT R I B U T I ONS M A D E IN  T H E P R IOR  24 MON T H S  A S  P A R T O F T H E N EW EMPLO YEE PROC E DUR E S . I F THE S UPE R V I S E D P ERSON (NEW E MPL O Y E E )  IND ICA T E S  A C O N T R IBU TIO N  H A S  B EEN M A D E , THE CCO WIL L D O C U M E N T T H E C O NTR I B U T I O N  A ND I NFO R M T H E CEO .

Request for Approval of Political Contributions

Supervised persons of LPIA are only allowed to make a contribution to an elected official or candidate is such contribution is NOT in excess of the de minimis amounts described above.

I F A SUPERVI SED PERSON W I S H E S  T O  M A K E A P OLI T I C A L C ONT R I B U T I O N  I N  EXCESS O F THE D E M I N I M I S  AMO UNT DES CRI B E D A B O V E , THE I N D I VID U A L M U ST OBT A I N  A P P R OVA L FROM THE C HIE F C OMP L I A N C E O FFIC ER PRIO R  TO M A K I NG T H E C O NTR I B U T I O N .

Compliance Monitoring of Political Contributions

The CCO will perform a search for any contributions made by Supervised Persons of LPIA each quarter and report ANY contributions made to the CEO (including de minimis amounts).

1.12   RECORDS

The Chief Compliance Officer shall maintain and cause to be maintained in a readily accessible place the following  records:

•  A copy of any Code adopted  by LPIA which is or has been in effect during the past six years;

•  A record of any violation of the Code and any action that was taken as a result of such violation for a period of six years from the end of the fiscal year in which the violation occurred;

•  A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the last six years was, an access person, which shall be retained for six years after the individual ceases to be an access person of LPIA;

•  A copy of each report made pursuant to Rule 204A-1 of the Advisers Act, including  any brokerage confirmations  and account statements made in lieu of these reports;

•  A copy of each report made pursuant to Rule 17j-1(d) or record made pursuant to Rule

17j-1(f) under the 1940 Act;

•  A list of all persons who are, or within the preceding  six years have been, access persons; and

•  A record of any decision and reasons supporting such decision to approve an access person’s acquisition of securities in IPOs and limited  offerings within the past six years after the end of the fiscal year in which such approval is granted.

1.13   REPORTING VIOLATIONS OF THE CODE OF ETHICS AND SANCTIONS

All supervised persons shall promptly report to the CCO all apparent violations of the Code. Any retaliation  for the reporting of a violation under this Code will constitute  a violation of the Code.

The CCO shall promptly report to the CEO, and/or other senior management as directed, all apparent material violations of the Code. When the CCO finds that a violation otherwise reportable  to the CEO could not be reasonably found to have resulted in a fraud, deceit, or a manipulative  practice in violation of Section 206 of the Advisers Act and/or Rule 17j-1(b) under the 1940 Act, the CCO may, in his/her own discretion, submit a written memorandum  of such finding  and the reasons therefor to a reporting file created for this purpose in lieu of reporting the matter to the CEO.

The CEO shall consider reports made to him/her hereunder and shall determine  whether or not the Code of Ethics has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination  of the supervised person’s position  with LPIA.

If any supervised person believes the CCO has violated any provision of the Code of Ethics, he or she should immediately  report those concerns to the CEO (who will retain outside counsel to advise LPIA). If any supervised person believes the CEO has violated any provision of the Code of Ethics, he or she should immediately  report those concerns to the CCO and to the President (who will retain outside counsel to advise LPIA).

1.13.1    Whistleblower  and Anti-Retaliation  Policy

I T I S  THE RESPON SIB I L ITY O F A L L P E R S O N N E L TO C O M PLY W I TH THE C ODE A N D T O REPORT  VIO L A TIO N S  O R  SUSPECTED  V I O L A TIO N S  IN  A C C O R D A N C E  W ITH  T HE W HIS T L E B L O W E R  P OLI C Y .

If you know of or suspect a violation of applicable  laws or regulations, the Code, or any of LPIA’s related policies, you must immediately  report that information  to the CCO.

Alleged  misconduct includes, but is not limited  to:

Ø?  Allegations of breach of confidentiality

Ø?  Theft

Ø?  Fraud

Ø?  Misappropriation or misuse of funds or securities

Ø?  Forgery

Ø?  Unsuitable investments

Ø?  Misrepresentation

Ø?  Unauthorized trading

Ø?  Other inappropriate financial dealings

Investigations of Suspected Violations

All reported  violations will be promptly investigated  by the CCO. The CCO will document the investigation  and any remedial actions taken.  Reports of violations or suspected violations will be kept confidential  to the extent possible, consistent with the need to conduct an adequate investigation.

1.13.2    Anti- retaliation

NO  DIRECTOR, OFFICER  OR EMPLOYEE OR OTHER PERSONNEL WHO IN GOOD FAITH REPORTS A VIOLATION OF THE CODE SHALL SUFFER HARASSMENT, RETALIATION  OR ADVERSE EMPLOYMENT CONSEQUENCE. AN EMPLOYEE WHO  RETALIATES  AGAINST A PERSON WHO  HAS  REPORTED  A VIOLATION IN  GOOD FAITH IS  SUBJECT TO DISCIPLINE UP TO AND INCLUDING TERMINATION OF EMPLOYMENT.

1.14   CERTIFICATION PROCEDURES

1.14.1    Initial Certification

A LL S U P E R V I S E D P E R S O N S  W I L L B E PROV I D ED W ITH A C O P Y O F T H E C ODE A N D M U S T INITIAL L Y C E R T IFY IN WRI T I N G T O  T H E CCO THA T THEY H A VE:

•  Received a copy of the Code;

•  Read and understood  all provisions of the Code;

•  Agreed to abide by the Code; and

•  Reported all account holdings as required by the Code.

1.14.2    Acknowledgment of Amendments

A LL S U P E R V I S E D P E R S O N S  SHA L L RECEIV E A N Y AME N D M E N T S  T O  T HE C ODE A N D M U S T CER T I F Y T O  T HE CCO IN W R ITING T H A T T H E Y HAVE :

•  Received a copy of the amendment;

•  Read and understood  the amendment;  and

•  Agreed to abide by the Code as amended.

1.14.3    Annual Certification

A LL S U P E R V I S E D P E R S O N S  M U ST A N N U A L L Y C ERTIFY  IN W R ITING T O  T H E CCO THA T THEY H A VE:

•  Read and understood  all provisions of the Code;

•  Complied  with all requirements of the Code; and

•  Submitted  all holdings and transactions reports as required by the Code.

1.14.4    Further Information

Any and all supervised persons should contact the CCO directly regarding  any inquiries pertaining  to the Code or the policies established herein. Under circumstances where this Code requires a supervised person to provide a report or obtain approval from the CCO, the CCO will provide such reports and obtain approval from the CEO or his designee.

Defined Terms:

Beneficial Ownership

Definition of Access Person

Definition of Material Communication

Entertainment Reports

Notice to Clients of Privacy Breach

Pre-Approval of Outside Business Activities

Pre-Approval to Serve as an Officer or Director of Another Company

Pre-Approval of Political Gifts

Pre-Clearance Requirements

Prohibition Against Insider Trading

Prohibition Against Disclosure of Client Information

Prohibition Against Certain Outside Business Activities

Reportable Security

Restricted Lists

Requirement to Report Access to Material,  Non-Public Information

Requirement to Seek Pre-Clearance Requirement to Disclose Initial Holdings Requirement to Disclose Annual Holdings Requirement to Disclose Quarterly Transaction Requirement to Disclose Gifts

Requirement to Report Political Contributions Requirement to Disclose Outside Business Activities Requirement to Report Violations of Code of Ethics Required Certification of Code of Ethics